Free Writing Prospectus
File Pursuant to Rule 433
Registration Statement No. 333-177923
Dated November 23, 2011

SYMBOL GUIDE FOR STRUCTURED PRODUCTS CATEGORIZATION

Structured products issued by JPMorgan Chase & Co. can be organized into different categories based on several characteristics, including investors’ investment horizon, market outlook, desire for return of principal at maturity and investment objective and the underlying index. To help investors identify appropriate structured products for investment and how a specific structured product may be categorized, we have developed a set of symbols that may be used in offering documents relating to an offering of structured products by JPMorgan Chase & Co. These symbols are intended to visually represent generally some of the underlying characteristics of the relevant structured products. However, investors should not rely solely on these symbols in their investment decisions, and should read carefully the relevant prospectus, prospectus supplement, product supplement, underlying supplement, term sheet, pricing supplement and any other related documents, which will set forth important details about the particular structured products offered and the related risks.

In order to benefit from any type of return of principal at maturity, investors must hold the relevant structured products to maturity, subject in all cases to the credit risk of JP Morgan Chase & Co.

Classification of structured products into categories is not intended to guarantee particular results or performance.

JPMorgan Chase & Co. (“JPMorgan”) has filed a registration statement (including prospectus) with the Securities and Exchange Commission (the “SEC”) for any offerings to which these materials relate. Before you invest in any offering of securities by JPMorgan, you should read the prospectus in that registration statement, the prospectus supplement, as well as the particular product supplement, underlying supplement, term sheet, pricing supplement, and any other documents that JPMorgan will file with the SEC relating to such offering for more complete information about JPMorgan and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JPMorgan, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and the prospectus supplement, as well as any product supplement, term sheet and/or pricing supplement, if you so request by calling 866-535-9248.